Exhibit 23.1
Consent of Hein & Associates LLP, Independent Registered Public Accounting Firm
     We consent to the use in the Form SB-2 Registration Statement and Prospectus of Axcess International, Inc. of our report dated February 2, 2006, accompanying the consolidated financial statements of Axcess International, Inc. as of December 31, 2005 and 2004 and for the years then ended contained in such Registration Statement, and to the use of our name and the statements with respect to us, as appearing under the heading “Experts” in the Prospectus.
/s/ Hein & Associates LLP
HEIN & ASSOCIATES LLP
Dallas, Texas
December 21, 2006